TRACTOR SUPPLY COMPANY REPORTS
RECORD FOURTH QUARTER AND FULL YEAR 2007 RESULTS
~ Fourth Quarter Same-Store Sales Increase 3.8% ~
~ Fourth Quarter Earnings per Share of $0.77 vs. $0.72 ~
~ Full Year Earnings per Share of $2.40 vs. $2.22 ~

Brentwood, Tennessee, January 30, 2008 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its fourth fiscal quarter and full fiscal year ended December 29, 2007. Additionally, the Company provided its current outlook for fiscal 2008.

Fourth Quarter Results
Net sales increased 14.8% to $723.3 million from $629.9 million in the prior year’s fourth quarter. Same-store sales increased 3.8% compared with a 0.5% gain in the prior year’s fourth quarter. Same-store sales growth was primarily driven by core lifestyle merchandise, including animal health and pet supplies, as well as many winter-related merchandise categories, including footwear, snow removal, heating and related wood burning and cutting products.

Gross margin increased 15.0% to $235.5 million, or 32.6% of sales, compared to 32.5% in the prior year’s fourth quarter. The improvement in gross margin resulted primarily from enhanced product sourcing.

Selling, general and administrative expenses, including depreciation and amortization, increased to 25.6% of sales compared to 24.8% for the fourth quarter last year. The increase as a percent of sales was primarily attributable to occupancy and payroll expenses relating to new stores, which generally have higher costs in relation to sales volume than the chain average.

Net income for the quarter was $30.0 million, or $0.77 per diluted share, compared to net income of $29.5 million, or $0.72 per diluted share, in the fourth quarter of the prior year. During the fourth quarter of 2007, the Company repurchased 1.35 million shares of its stock for $55.1 million as part of its previously announced $200 million share repurchase program.

The Company opened 26 new stores and relocated one store in the quarter compared to 18 new store openings in the prior year’s fourth quarter.

Jim Wright, Chairman, President and Chief Executive Officer, stated, “By focusing on the everyday needs of our customers, we continued to drive double-digit sales growth as well as higher customer traffic and average ticket in a challenging retail environment. At the same time, we efficiently managed our inventory and generated a slight gross margin improvement. Our solid performance demonstrates the power of our business model, our unique niche and our demonstrated capacity to fulfill the product needs of the expanding number of customers living ‘out here.’ I am proud of the energy and passion our support and store teams displayed as they executed our plans and served our customers.”

Full Year Results
For fiscal 2007, net sales increased 14.1% to $2.70 billion from $2.37 billion and same-store sales increased 3.4% compared to 1.6% for fiscal 2006. Gross margin in the fiscal year increased 14.3% to $852.7 million compared to $746.1 million in 2006. As a percent of sales, gross margin was consistent at 31.5% for fiscal 2007 and 2006.

Selling, general and administrative expenses, including depreciation and amortization, as a percent of sales increased to 25.6% in 2007 compared to 25.2% last year. The increase in expense as a percent of sales was due largely to occupancy and payroll expenses relating to new stores, which generally have higher costs in relation to sales volume than the chain average.

Net income for fiscal 2007 was $96.2 million, or $2.40 per diluted share, compared to net income of $91.0 million, or $2.22 per diluted share, for fiscal 2006. During 2007, the Company repurchased 3.2 million shares of its stock for $150.0 million as part of its previously announced $200 million share repurchase program.

During fiscal 2007, the Company opened 89 new stores, relocated 12 stores, and sold its only Del’s store located in Canada, compared to 82 new store openings, 15 relocations, and one store closure for fiscal 2006.

Mr. Wright continued, “While there were many economic issues affecting consumers’ buying patterns throughout the year, I am delighted with our solid top-line growth and achievements in 2007. We worked diligently throughout the year to optimize each period, anticipate and adjust to consumer sentiment and product trends while concurrently investing in the people and infrastructure to support our future. We launched our e-commerce platform, reset key categories in our merchandise mix, and expanded our geographic footprint and store base.”

Fiscal 2008 Outlook
The Company anticipates net sales for fiscal 2008 will be approximately $3.01 billion to $3.08 billion, with an expected same-store sales increase of approximately 1.0% to 3.0%. For the full year, the Company expects approximately 95 to 100 new store openings (including eight to 10 Del’s stores).

The Company projects full year net earnings to range from $2.54 to $2.62 per diluted share.

Mr. Wright concluded, “In 2008, we plan to continue growing our business by maintaining the store expansion pace, refining the merchandise selection and expanding our e-commerce offering.  In addition, we will also focus on implementing new merchandise initiatives, refining our customer relationship management strategy, and improving efficiency through Tractor Value System, which is our lean enterprise excellence initiative.  By executing on these 2008 priorities and advancing toward our long-term goals, we are confident that our strategy will provide for continued sales and earnings growth.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the financial results. The call will be simultaneously broadcast over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the subheading “Investor Relations.”

About Tractor Supply Company
At December 29, 2007, Tractor Supply Company operated 764 stores in 43 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FOURTH QUARTER ENDED				FISCAL YEAR ENDED
	December 29, 2007		December 30, 2006*		December 29, 2007		December 30, 2006*
		% of		% of		% of		% of
		Sales		Sales		Sales		Sales

Net sales	$723,252	100.0%	$629,899	100.0%	$2,703,212	100.0%	$2,369,612	100.0%
Cost of merchandise sold	487,795	67.4	425,174	67.5	1,850,504	68.5	1,623,466	68.5

Gross profit	235,457	32.6	204,725	32.5	852,708	31.5	746,146	31.5
Selling, general and administrative expenses	171,379	23.7	145,108	23.0	641,603	23.7	555,834	23.5
Depreciation and amortization	13,794	1.9	11,372	1.8	51,064	1.9	42,292	1.8

Income from operations	50,284	7.0	48,245	7.7	160,041	5.9	148,020	6.2
Interest expense, net	1,991	0.3	749	0.1	5,037	0.2	2,688	0.1

Income before income taxes	48,293	6.7	47,496	7.6	155,004	5.7	145,332	6.1
Income tax provision	18,276	2.5	17,999	2.9	58,763	2.1	54,324	2.3

Net income	$30,017	4.2%	$29,497	4.7%	$96,241	3.6%	$91,008	3.8%

Net income per share:
Basic	$0.79		$0.73		$2.45		$2.27

Diluted	$0.77		$0.72		$2.40		$2.22

Weighted average shares outstanding (000’s):
Basic	38,064		40,267		39,220		40,016

Diluted	38,783		41,118		40,100		41,060

*	Reclassified to conform to the current period presentation.

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 29, 2007	December 30, 2006*
ASSETS
Current assets:
Cash and cash equivalents	$13,700	$26,393
Inventories	635,988	594,851
Prepaid expenses and other current assets	41,959	37,007
Deferred income taxes	277	11,360

Total current assets	691,924	669,611
Property and equipment, net	332,928	301,604
Goodwill	10,258	10,288
Deferred income taxes	16,692	10,779
Other assets	6,169	5,976

TOTAL ASSETS	$1,057,971	$998,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$258,346	$229,171
Accrued expenses	115,601	111,721
Current portion of capital lease obligations	847	1,065
Income taxes currently payable	5,062	11,550

Total current liabilities	379,856	353,507
Revolving credit loan	55,000	—
Capital lease obligations	2,351	2,808
Other long-term liabilities	55,427	43,039

Total liabilities	492,634	399,354

Stockholders’ equity:
Common stock	326	322
Additional paid-in capital	151,317	129,249
Treasury stock	(150,049)	—
Foreign currency translation adjustments	—	(22)
Retained earnings	563,743	469,355

Total stockholders’ equity	565,337	598,904

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,057,971	$998,258

* Cash, inventory and accounts payable balances have been reclassified to conform to the current period presentation.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	FISCAL YEAR ENDED
	December 29, 2007	December 30, 2006*
Cash flows from operating activities:
Net income	$96,241	$91,008
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,064	42,292
Gain on disposition of property and equipment	30	(1,606)
Stock compensation expense	10,620	9,664
Deferred income taxes	5,170	(3,530)
Change in assets and liabilities, net of acquisition:
Inventories	(41,137)	(134,100)
Prepaid expenses and other current assets	(4,557)	57
Accounts payable	29,175	55,393
Accrued expenses	4,339	8,757
Income taxes currently payable	(6,488)	10,129
Other	10,564	9,486

Net cash provided by operating activities	155,021	87,550

Cash flows from investing activities:
Capital expenditures	(83,547)	(88,894)
Proceeds from sale of property and equipment	974	8,810
Other	—	(746)

Net cash used in investing activities	(82,573)	(80,830)

Cash flows from financing activities:
Borrowings under revolving credit agreement	1,050,931	394,404
Repayments under revolving credit agreement	(995,931)	(402,616)
Tax benefit of stock options exercised	3,149	9,456
Principal payments under capital lease obligations	(675)	(1,228)
Repurchase of common stock	(150,049)	—
Net proceeds from issuance of common stock	7,434	10,073

Net cash provided by (used in) financing activities	(85,141)	10,089

Net increase (decrease) in cash	(12,693)	16,809
Cash and cash equivalents at beginning of year	26,393	9,584

Cash and cash equivalents at end of year	$13,700	$26,393

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$3,953	$2,822
Income taxes	54,939	36,898
Supplemental disclosure of non-cash activities:
Equipment acquired through capital leases	$439	$1,671
* Reclassified to conform to the current period presentation.

Selected Financial and Operating Information

	FOURTH QUARTER ENDED		FISCAL YEAR ENDED
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
	(Unaudited)		(Unaudited)
Sales Information:

Same-store sales increase	3.8%	0.5%	3.4%	1.6%
Non-comp sales (% of total sales)	11.7%	13.8%	11.5%	15.4%
Average transaction value	$43.54	$42.62	$43.60	$43.12
Comp average transaction/value increase (decrease)	1.0%	0.2%	(0.1)%	0.8%
Comp average transaction count increase	2.7%	0.3%	3.5%	0.7%
Store Count Information:

Beginning of period	738	658	676	595
New stores opened	26	18	89	82
Stores closed/sold	—	—	(1)	(1)

End of year	764	676	764	676

Relocated stores	1	—	12	15
Pre-opening costs (000’s)	$2,685	$2,186	$9,396	$9,434
Balance Sheet Information:

Average inventory per store (000’s) (a)	$826.7	$871.9	$826.7	$871.9
Inventory turns	2.70	2.64	2.60	2.67
Financed inventory (a)	38.3%	37.3%	38.3%	37.3%
Treasury shares:
Shares purchased (000’s)	1,352	—	3,216	—
Cost (000’s)	$55,125	—	$150,049	—
(a) Assumes average inventory cost, excluding inventory in transit